Exhibit 99.1

Quest Diagnostics Elects Timothy Wentworth, Former CEO of Walgreens Boots Alliance, Evernorth Health Services and Express Scripts, to Board of Directors

SECAUCUS, N.J., March 12, 2026 -- Quest Diagnostics Incorporated (NYSE: DGX), a leading provider of diagnostic information services, today announced that its board of directors has elected Timothy (Tim) Wentworth, a highly seasoned business leader, to serve as a director. Including Mr. Wentworth, the company's board has eleven members.

"As a former CEO of several large, publicly traded healthcare organizations, Tim brings incredible leadership experience to the Quest board,” said Jim Davis, chairman, CEO and president of Quest Diagnostics. “His depth in the many channels Quest serves, including health plan, employer and consumer, combined with his real-world operations and HR expertise, makes him an exceptional addition to the Quest team as we work together to create a healthier world, one life at a time."

Mr. Wentworth, 65, was most recently chief executive officer (CEO) of Walgreens Boots Alliance, where he helped restructure the company for its sale to Sycamore Partners in mid-2025. Prior to that, he was founding CEO of Evernorth Health Services, the health services organization of The Cigna Group that partners with health plans, employers and government organizations to deliver pharmacy, care, and benefit solutions.

In addition, Mr. Wentworth was president and CEO of Express Scripts, one of the largest pharmacy benefit managers in the United States, following the company's 2012 acquisition of Medco Health Solutions, where he held roles as group president, employer accounts and president and CEO of Medco’s Accredo Health specialty pharmacy business. With the Medco transaction, Express Scripts grew into a Fortune 25 company with more than $100 billion in revenues before its acquisition by Cigna in 2018.

Mr. Wentworth’s experience also includes senior leadership roles with top consumer brands, including chief operating officer at Mary Kay, Inc., and director roles in human resources at PepsiCo, Inc.

Timothy M. Ring, lead independent director, added: “Tim is an accomplished business leader who knows how to run highly complex, industry-leading healthcare companies to generate growth and value at scale. We are fortunate to welcome him to our board.”

Mr. Wentworth serves on the boards of directors of Walgreens Holding Company and dfinitiv, and previously served on the boards of Walgreens Boots Alliance, Accredo Health Group, Express Scripts, and Forge Health. He earned his bachelor’s degree in industrial and labor relations from Cornell University and an associate in applied science degree in business administration from Monroe Community College.

About Quest Diagnostics

Quest Diagnostics works across healthcare to create a healthier world, one life at a time. We connect people, from clinicians to consumers, with laboratory insights that illuminate a path to better health. With a focus on delivering smarter, simpler testing, we help reveal new avenues to identify and treat disease, empower healthy behaviors and improve healthcare management. Quest Diagnostics serves half the physicians and hospitals in the United States and one in three American adults each year, and our nearly 57,000 employees work together to deliver diagnostic insights that inspire actions to transform lives. www.QuestDiagnostics.com

SOURCE Quest Diagnostics

For further information: Dan Haemmerle (Investors): 973-520-2900 or Wendy Bost (Media): 973-520-2800